Exhibit 99.1

Natural Health Trends Announces First Quarter 2017
Preliminary Revenue Estimate

LOS ANGELES – April 13, 2017 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced preliminary estimated revenue for the quarter ended March 31, 2017.

The Company estimates total revenue for the first quarter to be $59.9 million, compared to $74.3 million in the first quarter of 2016. The Company further estimates that its deferred revenue at March 31, 2017 was $4.3 million, compared to $4.9 million at December 31, 2016. At March 31, 2016, deferred revenue was $6.5 million, compared to $4.0 million at December 31, 2015.

“As discussed in the prior quarter, the first quarter of 2017 presented a challenging year-over-year comparison as our re-branded Ambassador Academy, which is traditionally held in January of each year, was held in March,” commented Chris Sharng, President of Natural Health Trends Corp. “In addition, we experienced a slight seasonal decline due to the Chinese New Year which was in-line with historical trends. Partially offsetting these factors was heightened activity in March following our successful Ambassador Academy in Macau which attracted over 6,000 members and guests as well as a productive three week product roadshow for Premium Noni Juice. We were thrilled to introduce various new products at the March event as well as to announce exciting incentive programs for the year.”

The Company expects to issue its complete first quarter 2017 financial results in late April. The revenue estimate is preliminary and has not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s first quarter 2017 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 10, 2017 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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